August 8, 1994



Mr. Eric Huttner
Citibank, N.A.
399 Park Avenue
New York, NY 10017

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND CITIBANK, N.A.

Dear Eric:

We are writing to you in connection with the Credit Agreement between The Interpublic Group of Companies, Inc. and Citibank, N.A. dated September 30, 1992 and effective as of December 22, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.

                                            Sincerely,


                                            ALAN M. FORSTER
                                            ALAN M. FORSTER

ACCEPTED & AGREED:
CITIBANK, N.A.

By: ERIC HUTTNER
    ERIC HUTTNER
    Vice President
    As-Attorney-In-Fact

Date: 8/19/94

cc:  Mr. Kenneth E. Dutcher
     Ms. Barbara S. Gmora
     Ms. Marti M. Spears
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